Exhibit 10.1

February 18, 2022

Fiserv, Inc.

255 Fiserv Drive

Brookfield, Wisconsin 53045

Ladies and Gentlemen:

This letter agreement is entered into by and between Fiserv, Inc. (the “Company”) and ValueAct Capital Management, L.P. (“ValueAct”).

Prior to execution of this letter agreement, the Company has taken all necessary action to appoint Dylan G. Haggart (the “Designee”) to the Board of Directors of the Company (the “Board”), with such appointment to take effect upon execution of this Agreement and service by Designee on any committee of the Board determined by the Board. The Company agrees to include the Designee in its slate of nominees for election as a director of the Company at the Company’s 2022 Annual Meeting of Stockholders and, in connection therewith, the Company shall list the Designee in the proxy statement and proxy card for the 2022 Annual Meeting of Stockholders and recommend that the Company’s stockholders vote in favor of the Designee. Designee agrees to provide to the Company such information as is required to be or is customarily disclosed for directors, candidates for directors, and their affiliates and representatives, in proxy statements or other filings under applicable law or stock exchange rules or listing standards, or other information that is reasonably requested by the Company from time to time. Designee consents to serve as a director of the Company if elected.

For so long as the Designee is a member of the Board, the Designee agrees to comply with the Company’s policies and procedures that are applicable to all other Board members. Prior to execution of this Agreement, the Company has made available to the Designee and ValueAct all such policies and procedures that are not otherwise publicly available.

ValueAct agrees that the Designee shall, consistent with his fiduciary duties and confidentiality obligations as a member of the Board, refrain from communicating to anyone confidential information the Designee learns in his capacity as a member of the Board; provided that the Designee may communicate such information to ValueAct, its representatives and advisors, in each case, who need to know such information for the purpose of advising ValueAct on its investment in the Company; provided, further, that, subject to the next sentence, such persons shall be bound by the same confidentiality restrictions that are otherwise applicable to the Designee. In the event that a recipient of such information is required by any court, governmental or regulatory authority, or by legal process to disclose any such information, ValueAct shall promptly notify the Company of such requirement and cooperate with the Company in its efforts to limit any such disclosure prior thereto; provided, that if disclosure is nonetheless legally required, the recipient may disclose such portion of the information as counsel has advised is legally required to be produced.

This letter agreement shall be governed in all respects by the laws of the state of New York.

Please confirm your agreement with the foregoing by signing and returning one copy of this letter agreement to the undersigned, whereupon this letter agreement shall become a binding agreement among the parties.

Very truly yours,

VALUEACT CAPITAL MANAGEMENT, L.P.

By: ValueAct Capital Management, LLC, its General Partner

By:	/s/ Jason Breeding
Name:	Jason Breeding
Title:	General Counsel and Corporate Secretary

Accepted and agreed as of February 18, 2022:

FISERV, INC.

By:	/s/ Adam L. Rosman
Name:	Adam L. Rosman
Title:	EVP, CLO & CAO